Exhibit 99.1

VAALCO Executive and Non-Employee Director

Stock Retention Guidelines

December, 2014

Purpose

The Board of Directors (“Board”) of VAALCO Energy, Inc. (“VAALCO” or the “Corporation”) believes that it is in the best interest of VAALCO and its shareholders to align the financial interests of VAALCO’s named executive officers and non-employee members of the Board (“Directors”) with those of the Corporation’s shareholders. In this regard, the Nominating and Corporate Governance Committee will review and establish minimum stock retention guidelines to be approved by the Board of Directors.  The Nominating and Corporate Governance Committee may at any time recommend to the Board of Directors amending, modifying or terminating these Guidelines.

Applicability

These Guidelines are applicable to all non-employee Directors and the Named Executive Officers (NEOs and together with the non-employee Directors, “Participants”). Questions regarding these Guidelines should be directed to the Corporation’s Vice President – Legal.

MINIMUM RETENTION REQUIREMENTS

Named Executive Officers and Non-Employee Directors - Retention

The individual guideline level for each Participant is outlined below. The determination of whether a Participant has satisfied his or her retention guideline shall be made on April 1st of each year.

Leadership Position	Required share retention[1]
Non-Employee Member of the Board of Directors	5x Annual Retainer
CEO	5x Annual Base Salary
COO	4x Annual Base Salary
CFO	3x Annual Base Salary
EVP	2x Annual Base Salary
1.

The participant must hold beneficial interest in VAALCO shares (as described below) worth an amount equal to or greater than the multiplier included in the above chart. For example, if the CEO’s salary is $300,000, the CEO must own shares worth $1,500,000 (i.e. 5x his/her salary) to be in compliance with the Stock Retention Guidelines.

Until a Participant is in compliance with these Guidelines, that Participant must retain an amount equal to 60% of the net shares received as the result of the exercise, vesting or payment of any VAALCO equity awards granted.

Satisfaction of Guidelines

Shares that count towards satisfaction of the stock retention guidelines for Participants include the following:

▪	Shares owned by the Participant or his or her immediate family members residing in the same household;
▪	Vested and unvested shares of restricted stock;
▪	Shares owned indirectly, including those in a trust, partnership, limited liability company or other entity for the benefit of the Participant, his or her spouse or their children; and

▪	Vested share units, including deferred stock, restricted stock, exercised share options and performance shares, that are settled in shares.

The following do not count towards satisfaction of the stock retention guidelines for Participants:

▪	Shares held in margin accounts or pledged as loan collateral;
▪	Vested shares, including deferred stock units, restricted stock units, or performance share units, that are settled in cash;
▪	Unvested share units, including deferred stock, restricted stock, or performance shares;
▪	Unexercised stock options (whether vested or unvested); and
▪	Long-term incentive performance awards that are settled in cash (whether vested or unvested).

Attaining Compliance

Each officer or non-employee director has five years from the adoption of these Guidelines, or the date of his or her appointment to an officer or director position, whichever is later, to satisfy the retention guidelines. If, after having reached the required retention level, a participant’s retention falls below the prescribed level, that participant is required to retain 60% of any future awards until the required retention is again attained. At no time will a participant be required to purchase shares to comply with these Guidelines.

Compliance Certification

A Participant will annually certify whether or not they are in compliance with these Guidelines as of April 1st of each year and each time he/she sells shares.  The Nominating and Corporate Governance Committee may grant an exception where a Participant is not in compliance with these Guidelines due to a decline of the market price of the stock or due to transactions made pursuant to hardship circumstances.   The Compensation Committee will take into account a Participant’s compliance with these Guidelines in determining grants of long-term incentive plan awards or annual equity retainers.

Hardship Provision

Hardship exceptions to the retention guidelines, upon the recommendation of the Chief Executive Officer, may be made by the Chair of the Nominating and Corporate Governance Committee.

Administration

The Nominating and Corporate Governance Committee shall be responsible for monitoring the application of these stock retention guidelines.